EXHIBIT 5.1

Valassis Communications, Inc.	September 7, 2005
19975 Victor Parkway
Livonia, Michigan 48152

Re:	150,000 Shares of Common Stock, $0.01 Par Value (the “Common Stock”) to be issued pursuant to the Valassis Communications, Inc. 2005 Executive Restricted Stock Plan (the “Executive Plan”), (ii) 150,000 shares of Common Stock of the Company for issuance pursuant to the Valassis Communications, Inc. 2005 Employee and Director Restricted Stock Award Plan (the “Employee and Director Plan”) and (iii) 650,000 shares of Common Stock for issuance pursuant to the Valassis Communications, Inc. Broad-Based Incentive Plan (the “Broad-Based Plan” and together with the Executive Plan and the Employee and Director Plan, the “Plans”)

Dear Ladies and Gentlemen:

We have acted as counsel for Valassis Communications, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 950,000 shares of Common Stock to be issued pursuant to the Plans.

In arriving at the opinions expressed below we have examined the Registration Statement, the Plans, and such other documents as we have deemed necessary to enable us to express the opinions hereinafter set forth. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when sold and issued in accordance with the terms of the Plans and the Registration Statement, will be duly authorized, legally issued, fully paid and non-assessable.

Members of our Firm are admitted to the Bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). We hereby consent to all references to our firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McDermott, Will & Emery LLP